Ex 10.2
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                 Commission Junction Publisher Service Agreement

                                  Introduction

This Publisher Service Agreement (formerly referred to as Affiliate Service
Agreement, and hereinafter the "Agreement") is made by and agreed to between
Commission Junction, Inc. ("CJ"), and you ("You"). As an application service provider, CJ facilitates "Affiliate Marketing Programs" through provision of services ("Network Service") via the Internet. An "Affiliate Marketing Program"
(or "Program") is where a person, entity, affiliate or its agent operating one or more "Web site(s)" (domain or portion of a domain within the Internet and/or subscription e-mail list(s) ("Publisher", formerly referred to as an
"Affiliate") may earn financial compensation ("Payouts") for "Transactions"
(sales and/or "Leads", and in limited circumstances clicks, mainly for Programs in operation prior to June 1, 2001 and only through July 31, 2001) made from such Publisher's Web site or subscription e-mails through a click made by a
"Visitor" (generally any person or entity that is not the Publisher or the
Publisher's agent) an Internet connection ("Link") to a Web site or Web site content operated by another person or entity ("Advertiser", formerly referred to as a "Merchant"). The Advertiser compensates the Publisher, in accordance with this Agreement and the Program Payout specifications.

1 Relationship. In the context of this Agreement, You are referred to herein as a Publisher. You agree not to:

(a) mislead others;

(b) operate or utilize a Web site or e-mail Link to Web sites that contain or promote, any of these types of content: libelous, defamatory, obscene, abusive, violent, bigoted, hate-oriented, illegal, cracking, hacking or warez, or the offer any illegal good or service, or Link to a Web site(s) that do so; and/or

(c) engage in spamming, indiscriminate advertising or unsolicited commercial
e-mail.

CJ may deem inappropriate based upon the foregoing, and/or on reasonable
Internet business standards as they may evolve, any Web site or content that You make available to Visitors through e-mail, and provide You with notice that You are in breach of this Section 1 (with the opportunity to cure in accordance with
Section 6.2 below, except if Your Web site, e-mail content and/or business activity is illegal). Any suspected fraudulent, abusive or otherwise illegal content or activity by You on Your Web site or in Your subscription e-mails, or that is perpetrated through use of the Network Service, is grounds for immediate termination of this Agreement or deactivation of "Your Account" (a memo account kept by CJ on Your behalf), without prior notice by CJ and referral to the appropriate law enforcement agencies. CJ may not review all content on Your Web site or in Your subscription e-mails. You shall remain solely responsible for
Your Web site and subscription e-mail content. CJ is, under no circumstances, responsible for the practices of any Advertiser or Publisher or such Advertiser or Publisher's Web site(s) and/or the content that an Advertiser makes available through the Network Service and/or the content of Publishers' subscription
e-mails.

You may be eligible to apply for and earn money through CJ's Publisher Referral
Program (refer to www.cj.com for terms and conditions). You must meet certain qualifications listed on www.cj.com, apply to the Program and be accepted by CJ, and, if accepted, place and maintain a Link from Your Web site Home Page to CJ's current Publisher registration form.

2.1 Linking to Advertisers. During the Term You may apply to Advertiser Programs
(including the CJ Publisher Referral Program) for the opportunity to earn
Payouts if results are produced through running one or more Advertiser
"Campaigns" (pay-per-Transaction promotions). Upon approval by the Advertiser for acceptance into its Program, You may post (and remove) Links from Your Web site or subscription e-mails to Advertiser's Web site or Web site content at
Your discretion in accordance with this Agreement. If such Links are not dynamically updated through the Network Service, You are obligated to update
Links to an Advertiser's Web site or Web site content when notified to do so in order to earn Payouts. In the context of the CJ Publisher Referral Program, CJ is acting as an Advertiser and all provisions herein that reference "Advertiser"
are deemed to refer to CJ.

2.2 Use of Links to Advertisers. You may not place Links to Advertiser's Web site or Web site content in newsgroups, message boards, unsolicited e-mail and other types of spam, banner networks, counters, chatrooms, guestbooks, IRC channels or through similar Internet resources. You must place Links to the
Advertiser's Web site or Web site content such that it is unlikely that the
Links will mislead the Visitor, and such that it is reasonably likely that the
Links will deliver bona fide Transactions by the Visitor to Advertiser from the
Link.

You shall not cause any Transactions to be made that are not in good faith, including, but not limited to, using any device, program, robot, Iframes, hidden frames, JavaScript popup windows, redirects or clicking on Links that You place to the Advertiser. You shall not establish or cause to be established any promotion that provides any rewards, points or compensation for Transactions, or that allows third parties ("Sub-Publishers") to place an Advertiser's Links on its Web site or in its e-mails, unless You receive the Advertiser's prior written permission, upon notification to and verification by CJ. You shall be responsible for ensuring that each Sub-Publisher meets CJ's eligibility requirements (as established from time to time), is bound by and complies with
Publisher duties (and where stated Sub-Publisher duties) as specified in this
Agreement, and for payment of Payouts due to Sub-Publisher that shall accrue in
Your Account. You shall indemnify CJ for all acts of Your Sub-Publishers without limitation.

The details of an Advertiser's Program and any Campaigns shall be available by
Linking through the Network Service to the Advertiser's "Information Page"
hosted by Advertiser. Through its Information Page, an Advertiser may prohibit
You from receiving compensation for a Payout attributable to Transactions made directly by You or on Your behalf by Your agent by Linking to Advertiser from
Your Web site or in Your subscription e-mail. An Advertiser may permit You to serve the Advertiser's ad content and/or modify the Advertiser's Links
(including but not limited to the images contained therein). For "Lead"
Campaigns, the Advertiser is compensating a Publisher when a Visitor has completed an action that is defined by the Advertiser, such as completing a form or other mechanism to identify potential customers. The Advertiser shall establish Lead parameters on its Information Page, including details regarding any disqualifying Leads or Lead form content (such as multiple Lead submissions), and the components included within an individual sale Transaction that result in a Payout. Notwithstanding the preceding, nothing contained on an
Advertiser's Information Page may conflict with terms and conditions contained in this Agreement and the Advertiser Service Agreement and any such conflicting terms and conditions shall be void. CJ shall not be obligated to enforce or honor any such conflicting terms and conditions. Breach of this Section 2.2 is cause for immediate termination from an Advertiser's Program or Campaign and/or termination of this Agreement.

2.3 Termination from Advertiser's Program/Campaign. After You have been approved by an Advertiser, the Advertiser may terminate You, one of Your Web sites or subscription e-mail lists, and/or Sub-Publisher(s) from the Advertiser's Program or a Campaign upon 7 days written notice with effect from the 8th day from such notice ("Publisher Termination for Convenience"); unless the Advertiser is terminating You/Your Sub-Publisher upon notification to You for any of the following material breaches ("Publisher Termination for Material Breach"):

(a) operation of an illegal business through such Web site and/or subscription
e-mail list;

(b) engaging in any illegal activity of any type, including but not limited to displaying illegal content on its Web Site and/or in its subscription e-mails or offering any illegal good or service through its Web Site and/or subscription
e-mails;

(c) operation of a Web site or e-mail Link to Web sites that contain or promote, any of the following content: misleading, abusive, violent, bigoted, hate-oriented;

(d) engaging in indiscriminate or unsolicited commercial advertising e-mails;

(e) placing Links to a Your Web site in newsgroups, message boards, unsolicited
e-mail and other types of spam, banner networks, counters, chatrooms, guestbooks, IRC channels or through similar Internet resources;

(f) causing or enabling any Transactions to be made that are not in good faith, including, but not limited to, by means of any device, program, robot, Iframes, hidden frames, JavaScript popup windows and redirects;

(g) establishing or causing to be established any promotion that provides any rewards, points or compensation for Transactions, or that allows third parties to place Links to the Advertiser's Web site or Web site content, without such
Advertiser's prior written permission;

(h) breach of the licensing provisions of this Agreement;

(i) breach of any other intellectual property right provision of this Agreement or other of common law intellectual property rights of Advertiser; and/or

(j) diluting, blurring or tarnishing the value of Advertiser's trademarks, tradenames, and/or service marks.

CJ may terminate You/Your Sub-Publisher from an Advertiser's Program or Campaign in CJ's sole discretion.

3.1 Applicable Codes and Code Maintenance. In order for CJ to record the tracking of Visitors' Transactions resulting from clicks on Advertiser Links on
Your Web sites and/or subscription e-mailings, two types of CJ code must be included in and maintained within the Advertiser's Links: "Impression Tracking
Code" and "Transaction Tracking Code", and all Advertiser Links and all
advertisements ("Ad Content") must be in a Network Service compatible format.
You, the Advertiser or the Advertiser's agent may serve standard Ad Content. If the Advertiser has any non-standard Ad Content or Link format, these must be served by the Advertiser, You or a CJ authorized provider (please contact CJ client services for verification and authority).

CJ shall determine (where possible) actual Payouts that should be credited to
Your Account, and alternatively apply an estimated amount of Payouts, if the
Advertiser or its agent serves Advertiser's Ad Content and such Links are not functioning properly, or if Links to an Advertiser's Web site through the
Network Service are not functioning properly due to Advertiser's negligent or intentional act or omission. CJ may temporarily deactivate Your Account or terminate You if You or Your agent is responsible for the improper functioning of Ad Content that You serve, or if You otherwise interfere with and/or fail to maintain the Impression Tracking Code and Transaction Tracking Code.

3.2 Network Service. Subject to Section 3.1, CJ shall provide You with access to tracking, reporting and support services. Critical information shall be tracked through the Tracking Code regarding Transactions that result directly from Links placed by You through the Network Service to Your Web site or subscription
e-mail. You shall be able to produce informational reports and analyses through the Network Service. Tracking details regarding Visitor Transactions for all
Advertisers is not available on a real-time basis and there may be reporting delays regarding Transactions for some Advertisers. CJ may make available, at fees that CJ shall publish from time-to-time, enhanced reporting capabilities and other services that are not included in the standard Network Service.

On-line support service is available via CJ's client services help desk, and phone support is provided during the operating hours of 8am-5pm, excepting national and CJ recognized holidays (local time and local holidays are applicable at all of CJ's business offices). Your use of the on-line "help"
button within Your Account enables CJ to respond more quickly to Your query.

3.3 Advertiser's Payout Rate. The Advertiser shall establish through the Network
Service a Payout rate for a qualifying Transaction for each of the Advertiser's
Campaigns. Your Account will be credited with each Payout in accordance with the
Advertiser's Campaign Payout rate for the relevant Campaign for each such
Visitor action resulting directly from Links from each of Your or Your
Sub-Publisher's Web sites or subscription e-mail to each Advertiser's Web site or Web site content.

Advertisers may discontinue Campaigns or Programs, or decrease any Payout rate upon 7 days written notice with effect from the 8th day from such notice. CJ will send You a notice through the Network Service messaging system regarding each change in Payout rate(s) or Campaign or Program discontinuation. If You have a custom Payout rate or other arrangements it is the Advertiser's responsibility for notifying You through the Network Service messaging system of a change in Payout rate or discontinuation of a Campaign or Program.

3.4 Payment. If on the 20th day of the month for Publishers located in the US or
Canada and on the last day of the month for Publishers located elsewhere Your
Account exceeds CJ's "Minimum Balance Amount", as set by CJ from time to time
(currently US$25 for Publisher's located in US or Canada and US$75 for
Publishers located elsewhere), for Transactions reported for the previous month,
CJ will issue to You any positive balance in Your Account. CJ shall have no obligation to make payment of any Payouts for which CJ has not received payment from the relevant Advertiser. If CJ elects, in its own discretion, not to make payment to You for amounts not received from an Advertiser, those amounts shall not be included in the Minimum Balance Amount. Your recourse for any earned
Payouts not received by CJ and not paid to You shall be to make a claim against the relevant Advertiser(s) and CJ disclaims any and all liability for such payment. The number or amount of Transactions and clicks, credits for Payouts, and debits for Chargebacks, as calculated by CJ shall be final and binding on
You.

You may have a negative balance if Your Account is debited amounts equivalent to previous Payouts for Chargebacks and You do not have an adequate Account balance to cover the Chargeback amounts. Whenever You have a negative balance, You must immediately remit a payment to CJ in an amount sufficient to bring Your Account to a zero balance. You may make payments hereunder via check, wire transfer, or certain credit cards over the Web or by phone. When payment is made by check,
Your Account will not reflect payment until the check has cleared and cash has been transferred to Commission Junction's bank account. Your Account will not accrue interest. If You have a negative balance for any period of 45 days or more, Your Account is subject to 1.5% interest per month, compounded monthly.
Your Account may be deactivated for non-payment. Check Your Account page for payment instructions and foreign currency options.

Your Account balance shall appear in US Dollars although a courtesy calculation of foreign currency conversion is enabled through the Network Service. When enabled, the foreign currency conversion shall be provided as a convenience and is an estimate only. Payment in Your local currency may be available (consult the information that is available through Your Account, or contact
cjinternational@cj.com). The conversion rate shall be determined in accordance with CJ's and CJ's vendor's operating standards using the rates prevailing upon the date that payment is made to You, or upon the basis of historical conversion rates if rates are unavailable at such time.

Any questions (including disputes) regarding Payouts and/or payment should be directed in the first instance to: payment@cj.com. Client services shall work with internal resources, such as finance, legal, and senior management, as necessary to answer Your questions.

3.5 Chargebacks. An Advertiser may request that CJ, or CJ may on its own initiative, debit Your Account with an amount equal to a Payout previously credited to Your Account in circumstances of a: product return; duplicate entry or other clear error; non-bona fide Transaction where there is no Publisher failure to comply with the Publisher Service Agreement or this Agreement; or, with respect to a sale, non-receipt of payment from, or refund of payment to, the Visitor by the Advertiser ("Chargeback"). Chargebacks requested by an
Advertiser in accordance with the preceding sentence may be applied up to and including the 60th day after the end of the month in which the Payout was earned
("Chargeback Period"). CJ may apply at any time Chargebacks for non-bona fide
Transactions in circumstances of Publisher or Sub-Publisher failure to comply with this Agreement or the Advertiser Service Agreement. An Advertiser may
request that a Payout is not issued on the 20th of the month following the month in which the Transaction occurred, only in circumstances where Advertiser is verifying a Lead (for Lead Campaigns) or the Advertiser has a product return policy or offer to the Visitor that allows the Visitor to return the product during the Chargeback Period (but not beyond).

4.1 Proprietary Rights and Licenses. For each Advertiser whose Program You have been accepted to, CJ grants to You a revocable, non-transferable, royalty free, international sublicense to display and Link to the Advertiser's Web site or Web site content, and all trademarks, service marks, tradenames, and/or copyrighted material ("Content"), from each of Your Web Sites and/or subscription e-mail for the limited purposes of Promoting the Advertiser's Program and subject to the terms and conditions of this Agreement. The foregoing rights are sub-licensable by You to Your Sub-Publishers only if authorized by Advertiser on its
Information page or by written permission. Your/Your Sub-Publisher's sub-license is conditioned upon You/Your Sub-Publishers'(as the case may be): (a) not otherwise copying nor modifying, in any way, any icons, buttons, banners, graphics files or Content that is made available to You through the Network
Service pursuant to the such sublicense; and (b) not removing or altering any copyright or trademark notices.

You grant to CJ a revocable, non-transferable, royalty free, international license to display on and distribute from CJ's Web site Content that You provide to CJ through the Network Service for the limited purposes of promoting You to
Advertisers, subject to the terms and conditions of this Agreement and the
Advertiser's Advertiser Service Agreement. The right to display such Content sub-licensable by CJ to Your Advertisers, for the limited purpose of advertising that You are a member of Advertiser's Program. Your Advertisers may not distribute and/or sublicense Your Content unless authorized by Your written permission. CJ and sub-licensees shall not otherwise copy nor modify, in any way, any Content that You have made available through the Network Service pursuant to the foregoing license. CJ and the sub-licensees may not remove or alter any copyright or trademark notices.

You agree that Your use of any CJ Web site (such as www.cj.com) and Your use of any CJ Content or Links is subject to the license and terms of use that are available from such Web site ("Terms of Use"). Each party may make statements that it is doing business with the other and use the other's logo with such statements.

4.2 No Challenge to Intellectual Property. CJ acknowledges that it obtains no proprietary rights in Your Content, and agrees not to challenge Your proprietary rights to the Content unless and until this Agreement is terminated. You acknowledge that You obtain no proprietary rights in CJ's Content, patents, and patent applications, and agree not to challenge CJ's proprietary rights in CJ's patents and patent applications, and, with respect to the Content until this
Agreement is terminated.

You acknowledge that You obtain no proprietary rights in each of Your
Advertisers' Content, and agree not to challenge such Advertiser's proprietary rights to the Content until the Advertiser has terminated You from its Program or You have withdrawn from the Advertiser's Program by removing all Links provided to You through the Network Service.

The licensees/sub-licensees agree that all goodwill arising as a result of the licensor's Intellectual Property shall inure to the benefit of the licensor, and that all non-licensed/or sublicense proprietary rights in the Intellectual
Property remain with the licensor. Licensees/sub-licensees shall not adopt any names, trademarks, service marks or domain names that are confusingly similar to, or in combination with any of licensor's tradenames, trademarks, service marks and/or domain names.

4.3 Terminating Licenses. The Advertiser may terminate any sublicense granted to
You and/or a Sub-Publisher under this Agreement immediately upon written notice to You if the Advertiser has reasonable concerns that You and/or the
Sub-Publisher is diluting, tarnishing or blurring the value of the Advertiser's trademarks, service marks, and/or tradenames, and/or breach of the Advertisers other intellectual property rights. CJ may terminate this Agreement immediately upon written notice if CJ has reasonable concerns that You/or Your Sub-Publisher may be diluting, tarnishing or blurring the value of CJ's trademarks, service marks, and/or tradenames, and/or breach of CJ's other intellectual property rights.

5.1 Privacy and Confidentiality. You or CJ may provide the other with information that is confidential and proprietary to that party or a third party, as is designated by the disclosing party ("Confidential Information"). The receiving party agrees to make commercially reasonable efforts, but in no case no less effort than it uses to protect its own Confidential Information, to maintain the confidentiality in order to protect any proprietary interests of the disclosing party. "Confidential Information" shall not include (even if designated by a party) information that is or becomes part of the public domain through no act or omission of the receiving party, or is lawfully received by the receiving party from a third party without restriction on use or disclosure and without breach of this Agreement or any other agreement without knowledge by the receiving party of any breach of fiduciary duty, or that the receiving party had in its possession prior to the date of this Agreement.

The information that You supply to establish and maintain Your Account shall be
Your Confidential Information, and You agree that CJ may provide Your e-mail address(es) and basic Publisher Account detail (including but not limited to Web site name (if applicable), date Web site or subscription e-mail first entered into operation, and visitor demographics) to Advertisers. You shall be responsible for all usage and activity on Your account and for loss, theft or unauthorized disclosure of Your password (other than through CJ's grossly negligent or willful conduct or omission). You shall provide CJ with prompt written notification to legal@cj.com and compliance@cj.com of any known or suspected unauthorized use of Your Account or breach of the security of Your
Account.

CJ's Privacy Policy that is accessible from the home page of http://www.cj.com/
and may be amended from time to time by way of republication, is incorporated into this Agreement.

5.2 Collection and Use of Transaction Data. CJ does not collect information about a Visitor's Transactions, other than what it receives through the installed tracking code. CJ reserves the right to be able to utilize this data, which may include information about Your performance statistics, to analyze
Network Service trends, monitor Network Service efficiencies, maintain the integrity of the tracking code, promote Network Service capabilities and efficiencies, and promote You and Your Web site or subscription e-mail performance to Advertisers. CJ may also disclose data regarding a Visitor's
Transactions to You, if You referred the Visitor to the Advertiser, for the performance of this Agreement and to the Advertiser for the performance of the
Advertiser's Advertiser Service Agreement, and for Your use for rewards programs that the Visitor is a member of (on the condition that the Visitor has authorized release of such information to You).

5.3 Collection and Confidentiality of Visitors' Personal Data. CJ promises not to disclose publicly, other than under compulsion of law, including subpoena, any personal or business information that can be linked specifically to any
Visitors to Your Web site that result directly from Links on Your Web sites and/or subscription e-mail mailings without the Visitor's express permission
(which may be through the Visitor's membership to Your subscription e-mail or
Web site program), to the extent CJ collects any such information, including, but not limited to, the Visitor's name, e-mail address, phone number, or any other personal information.

6.1 Term and Notices. This Agreement shall commence upon Your indication that
You have accepted this Agreement by `clicking through' the acceptance button on the CJ Web site, and, subject to Section 6.2, shall last until terminated in accordance with the terms of this Agreement. Except as provided elsewhere herein, both parties must send all notices relating to this Agreement via e-
mail with the subject line of "IMPORTANT LEGAL NOTICE", to: (a) for CJ,
"legal@cj.com", and, (b) for You, at the e-mail address listed on Your Account.
E-mailed notices shall be effective upon the logging by sender's server of delivery confirmation. Your Account may be closed and CJ may terminate this
Agreement if Your Account has not been logged into and/or there have been no
Transactions credited to Your Account for any 90 day period.

6.2 Temporary Deactivation and Termination. This Agreement may be terminated by
Publisher upon 30 days notice, or by a non-breaching party if a breaching party fails to remedy a breach of this Agreement within 30 days' written notice, except in where no opportunity to cure is required to be extended (as specified herein). Your Account may be deactivated in accordance with Sections 1, 2.2,
2.3, 3.5, 4 or other material breach of this Agreement pending termination or cure of Your breach. If this Agreement is terminated for Your breach, You shall not be eligible to enter into a new click-on Publisher Marketing agreement with
CJ, and any attempt to do so shall be null and void.

Upon termination of this Agreement, an outstanding credit balance shall be paid by CJ to You within 90 days of the termination date, and an outstanding debit balance shall be paid by You to CJ within 30 days of termination of this
Agreement, subject to amounts equivalent to pending for Chargebacks (that shall be paid promptly if and when CJ has been able to verify that no Chargeback is applicable). Upon termination of this Agreement, any license or sublicense granted under this Agreement will terminate, and the licensee/sub-licensee must immediately destroy or delete all physical and electronic copies of the
Intellectual Property and the Confidential Information, and cause all Links to
Advertisers (or applicable Advertiser) to be removed, and, in the case of termination, Links to CJ to be removed. Upon termination of this Agreement, or in case of deactivation of Your Account pursuant to the terms of this Agreement,
You shall no longer accrue Payouts in Your Account for Visitors' click-throughs to Advertiser's Web site or Web site content (including but not limited to subsequent sales and/or Leads).

6.3 Survival. The provisions of this Section and Sections 1, 3.4, 3.5, 5, 6,
8.1(a), 9, 10, 11.3, 11.5, and 11.6 shall survive the termination of this
Agreement.

7 Changes to the Network Service. This Agreement, including the Introduction, contains the entire understanding and agreement of the parties and there have been no promises, representations, agreements, warranties or undertakings by either of the parties, either oral or written, except as stated in this
Agreement. This Agreement may only be altered, amended or modified by an instrument that is assented to by each party to this Agreement by verifiable means, including without limitation by written instrument signed by the parties or through a "click through" acknowledgement of assent. Notwithstanding the foregoing, CJ shall have the right to change, modify or amend ("Change") this
Agreement, in whole or in part, by notifying You of such Change, by e-mail, at least 14 days prior to the effective date of such Change; provided however that either party shall have the right to terminate this Agreement pursuant to
Section 6.2 in event that You do not agree to such Change.

8.1 Remedies.

(a.) Cumulative. No remedy or election shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

(b.) Your Remedies. If You believe in good faith that CJ is harming Your reputation or in breach of any of the following Sections of this Agreement: 4.2,
5.1, 5.2, 7, 10 and/or 11.2, You must notify CJ in accordance with Section 6.1 and provide CJ with the opportunity to cure such breach. You may terminate this
Agreement immediately upon notice to CJ if CJ is in breach of Section 5.3 of this Agreement.

(c) Advertisers/CJ Remedies. An Advertiser may terminate Your or Your
Sub-Publisher's sublicense/participation in the Advertiser's Program under this
Agreement immediately upon notice to CJ if the Advertiser believes in good faith that You or Your Sub-Publisher is harming the Advertiser's reputation, or in breach of the following Sections of this Agreement: 1 (except as noted therein),
2.2, 2.3, 4 and/or 8.2. If CJ believes in good faith that You are harming CJ's reputation or in breach of any of the following Sections of this Agreement: 1
(except as noted therein), 3.1 (except for gross negligence or intentional act or omission), 3.4, 4.2, 5.1, 10, and/or 11.2, CJ must notify You in accordance with Section 6.1 and provide You with the opportunity to cure such breach. CJ may terminate this Agreement, deactivate You or remove or disable any Links from
Your Web site or subscription e-mails through the Network Service without prior notice if You are in breach of any of the following Sections of this Agreement:
1 (except as noted therein), 3.1 (for gross negligence or intentional act or omission), 2.2, and/or 8.2.

8.2 Third Party Disputes. Should any third party (including a CJ Advertiser)
dispute a party's right to use any Link, domain name, trademark, service mark, trade dress, or right to offer any service or good offered on a party's Web site or through its subscription e-mail, a party may, without prior notice, terminate this Agreement, or, in CJ's case, deactivate Your Account. A party's representations regarding the preceding may or may not be relied upon in the other party's decision whether to terminate this Agreement, or, in CJ's case, deactivate Your Account.

9.1 Business Operations. Each party will make reasonable commercial efforts to keep its Web site operational during normal business hours. However, the parties agree that it is normal to have a certain amount of system downtime and agree not to hold each other or Your Advertisers liable for any of the consequences of such interruptions.

9.2 Authority and Compliance with Laws. Each party represents and warrants to the other party as to itself that the person executing this Agreement is authorized to do so on such party's behalf. Each party is responsible for compliance with the applicable local laws in the jurisdiction from which it operates and represents and warrants such compliance. Each party represents and warrants that the party shall have all appropriate authority and rights to grant the licenses hereunder, and that to the party's knowledge the licenses, and in the case of CJ, the technology that CJ utilizes for the Network Service, do(es)
not infringe a third party's (or the other party's) intellectual property rights.

9.3 Limitation of Liabilities. WITH THE EXCEPTION OF A PARTY'S INDEMNIFICATION
OBLIGATIONS, ANY LIABILITY OF A PARTY UNDER THIS AGREEMENT SHALL BE LIMITED TO
THE TOTAL OF YOUR PAYOUTS PAID AND PAYABLE TO YOU BY CJ AND INTEREST PAID AND
PAYABLE BY YOU TO CJ DURING THE TERM OF THIS AGREEMENT. NEITHER PARTY SHALL BE
LIABLE TO THE OTHER PARTY, OR ANY THIRD PARTY (INCLUDING BUT NOT LIMITED TO A
CLAIM BY ANOTHER PUBLISHER OR AN ADVERTISER OF THE NETWORK SERVICE), FOR ANY
CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES, INCLUDING,
BUT NOT LIMITED TO, LOSS OF GOODWILL, LOST PROFITS, BUSINESS INTERRUPTION, LOSS
OF PROGRAMS OR OTHER DATA, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR
CLAIM.

9.4 Disclaimer of Warranties. TO THE FULLEST EXTENT PERMISSIBLE PURSUANT TO
APPLICABLE LAW, BOTH PARTIES DISCLAIM ALL WARRANTIES EXPRESS OR IMPLIED,
INCLUDING, BUT NOT LIMITED TO, (A) MERCHANTABILITY OR FITNESS FOR A PARTICULAR
PURPOSE, (B) THAT THERE ARE NO VIRUSES OR OTHER HARMFUL COMPONENTS, (C) THAT A
PARTY'S SECURITY METHODS EMPLOYED WILL BE SUFFICIENT, (D) REGARDING CORRECTNESS,
ACCURACY, OR RELIABILITY, OR (D) AGAINST INTERFERENCE WITH ENJOYMENT OF A
PARTY'S "INFORMATION" (WEB SITE). ALL 'INFORMATION' AND 'COMPUTER PROGRAMS'
PROVIDED IN THE COURSE OF THIS AGREEMENT ARE PROVIDED WITH ALL FAULTS, AND THE
ENTIRE RISK AS TO SATISFACTORY QUALITY, PERFORMANCE, ACCURACY, AND EFFORT IS
WITH THE USER.

9.5 Benefit of the Bargain. THE PROVISIONS OF THIS SECTION 9 ARE AN ESSENTIAL
ELEMENT OF THE BENEFIT OF THE BARGAIN REFLECTED IN THIS AGREEMENT.

10 Indemnification. Each party ("indemnitor") shall defend, indemnify and hold the other party ("indemnitee") harmless against all claims, suits, costs, damages and judgments incurred, claimed or sustained by third parties, including but not limited to Advertisers, for the indemnitor's breach of this Agreement and for claims of product liability and/or malpractice or misfeasance in the performance of services ("Claims"). Should any Claim give rise to a duty of indemnification under the provisions of this Agreement, then the indemnitee shall promptly notify the indemnitor, and the indemnitee shall be entitled, at its own expense, and upon reasonable notice to the indemnitor, to participate in, control the defense, compromise and to defend such Claim. The indemnitor may not settle any claim without the consent of the indemnitee, except upon terms and conditions offered or consented to by the indemnitee, which consent shall not be unreasonably withheld. Neither participation nor control in the defense shall waive or reduce any obligations to indemnify or hold harmless.

11.1 Headings and References. Headings of Sections are for the convenience of reference only. Words indicated in quotes and capitalized signify an abbreviation or defined term for indicated words or terms, including those definitions contained in the opening paragraph. The content in other Web sites specifically referenced in this Agreement, such as URLs, is incorporated by this reference as though fully stated in this Agreement.

11.2 Relationships of Parties/Third Party Rights. The relationships of the parties to this Agreement shall be solely that of independent contractors, and nothing contained in this Agreement shall be construed otherwise. Nothing in this Agreement or in the business or dealings between the parties shall be construed to make them joint venturers or partners with each other. Neither party shall do anything to suggest to third parties that the relationship between the parties is anything other than that of independent contractor.
Certain provisions of this Agreement are intended to benefit each Advertiser
(also known as a "Merchant") that has approved You for membership in its
Program, and reciprocally, You are intended to benefit under each such
Advertiser's Advertiser Service Agreement (also known as a "Merchant Service
Agreement"). You agree that Your rights under the Advertiser's Advertiser
Service Agreement do not exceed the Advertiser's duties, as Your rights are limited by any defenses, claims and rights the Advertiser may have. You agree that Your consent is not necessary to modify any Advertiser Agreement.

11.3 Choice of Law/Attorneys Fees. This Agreement is governed by the laws of the
State of California (USA), except for its conflict of law provisions. The exclusive forum for any actions related to this Agreement shall be in the state courts in Santa Barbara, California, and, to the extent that federal courts have exclusive jurisdiction, in Los Angeles, California. You consent to such venue and jurisdiction. The application of the United Nations Convention on the
International Sale of Goods is expressly excluded. A party that primarily prevails in an action brought under this Agreement is entitled to recover from the other party its reasonable attorneys fees and costs. CJ controls and operates its Web site from its offices in the U.S.A. and access or use where illegal is prohibited.

11.4 Force Majeure. Neither party shall be liable by reason of any failure or delay in the performance of its obligations hereunder for any cause beyond the reasonable control of such party, including but not limited to electrical outages, failure of Internet service providers, riots, insurrection, war (or similar), fires, flood, earthquakes, explosions, and other acts of God.

11.5 Severability/Waiver. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining provisions of this Agreement shall remain in full force and effect. The parties shall in good faith attempt to modify any invalidated provision to carry out the stated intentions in this Agreement. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach, nor shall any waiver constitute a continuing waiver.

11.6 Assignment and Acknowledgement. Neither party may assign this Agreement without the prior express written permission of the other party. Your use of the
Network Service is irrefutable acknowledgement by You that You have read, understood and agreed to each and every term and provision of this Agreement. CJ may establish from time to time rules and regulations regarding use of the
Network Service as published on the Network Service and are incorporated herein.

IF YOU ARE AN INDIVIDUAL, YOU REPRESENT AND WARRANT THAT YOU WERE AT LEAST 18
YEARS OF AGE ON THE EFFECTIVE DATE OF THIS AGREEMENT.

Contact Information:

Commission Junction, Inc.
1501 Chapala Street
Santa Barbara, CA 93101
p (805) 560-0777; (800) 761-1072
f (805) 560-0776

For notifications regarding this Agreement: legal@cj.com

For questions regarding customer support: "help" button within Your Account (if you are unable to get into Your Account, e-mail to): clientservices@cj.com

For questions regarding compliance with Your obligations under this Agreement:
compliance@cj.com

For payment questions: payment@cj.com

Commission Junction is a Delaware corporation.

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